Exhibit 10.17

March 4, 2004

John Laurinaitis
515 19th Street South
Palm Harbor, Florida  34683

Dear John:

On behalf of World Wrestling Entertainment, Inc., I am pleased to extend the following offer of employment to you.

Title:	Vice President, Talent Relations

Location:	Corporate Headquarters
1241 East Main Street
Stamford, CT 06902

Department:	Talent Relations

Reporting	Vince McMahon
Relationship:	Chairman of the Board

Start Date:	June 4, 2004

Base Compensation:

$350,000 base salary, which will be paid bi-weekly, in the amount of $13,461.54.  You will be eligible for a salary increase, based upon your performance evaluation, in calendar year 2005.  Our current review date is June 1st.

Sign-on Bonus:

$500,000 less applicable deductions payable on the first pay date following 30 days of employment. If you voluntarily terminate employment with WWE or are terminated by WWE for cause within one year of your date of hire, you must reimburse WWE 100% of your sign-on bonus.  Reimbursement is due within 10 days following last day of employment.

Incentive Bonus:

You are eligible to participate in the WWE Management Incentive Program. This program is based upon your performance evaluation and achievement of fiscal year company/business unit financial goals. Currently, the target bonus for your level of position is 20%. Bonus payments are made after the close of the fiscal year (May 1 – April 30).  You will be eligible for an incentive bonus payment in 2005.

Stock Options:

You will be granted options to purchase 20,000 shares of Class A Common Stock of World Wrestling  Entertainment, Inc., at an exercise price equal to the closing price on June 4, 2004.  Your stock options will vest, or become exercisable 25% on the first anniversary and in equal installments thereafter each month of your employment over four years.  A copy of the LTIP will be provided to you on your start date.

Benefits:	You will continue to be eligible for full company benefits including : Medical, Dental, Life, LTD and 401(k) plan.

Vacation:	Three (3) weeks vacation and three (3) personal days.

Relocation:	WWE, Inc. will provide you with the following:

•	Temporary housing in a 2 bedroom, fully furnished apartment for up to (1) one year
•	Up to Two (2) house hunting trips for you and your family from Tampa, Fl.
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WWE will reimburse you for expenses on the purchase of your new home including moving expenses and legal and administrative fees.  Excludable items are sales commission and loan points.  Where applicable any amounts paid to you will be grossed up to offset the impact of taxes.  All expenditures will need to be properly documented in keeping with IRS regulations.

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If you voluntarily terminate employment with WWE, Inc. or are terminated by WWE for cause within one year of your relocation start date, you must reimburse WWE, Inc. 100% of the relocation costs incurred by WWE on your behalf.  Reimbursement is due within 10 days following last day of employment.

Severance:

If your employment is terminated by World Wrestling Entertainment, Inc. “without cause”, (“cause” is defined as (i) engaging in fraud, deceit, misappropriation, embezzlement or theft against WWE or any of its affiliates; (ii) willfully failing to perform specific and lawful directives; (iii) being convicted, pleading or entering a plea of nolo contendere to a felony, you will receive the following:

a.	12 months salary continuation at your then current rate of base salary;
b.	Your stock options will continue to be exercisable one (1) year from the date of termination as per the LTIP

c.	All Medical benefits at terms and condition no less favorable than as in effect at the time of your termination for your duration of your salary continuation
d.	Expenses associated with the moving of your household goods back to Florida

Confidentiality/ Non-Solicitation Agreement:	Enclosed please find a Confidentiality/Non-Solicitation Agreement to be signed and returned to the Human Resources Department.

Your employment relationship with WWE, Inc. will be “at will.”  This means that either you or WWE can end your employment at any time, for any reason.

On behalf of World Wrestling Entertainment, Inc., we are very pleased that you have accepted this offer and look forward to you joining our team.  If you have any questions, please do not hesitate to give me a call at (203) 353-5016.

Please fax a signed copy of this letter to my attention
by Thursday, April 1, 2004.  The fax number is (203) 359-5151.

Sincerely,

NICOLE ZUSSMAN
Vice President Human Resources

/s/ JOHN LAURINAITIS	March 4, 2004
Date
John Laurinaitis

Enclosure

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